FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206677-14

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus, dated March 10, 2017, to which this is a supplement, may be amended or completed prior to the time of sale.

SUPPLEMENT
(To Preliminary Prospectus Dated March 10, 2017)

$914,325,000 (Approximate)

JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2017-C5
(Central Index Key Number 0001699099)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.
(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association
(Central Index Key Number 0000835271)

German American Capital Corporation
(Central Index Key Number 0001541294)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2017-C5

This is a supplement to the preliminary prospectus dated March 10, 2017 (the “Preliminary Prospectus”). Defined terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Structural Update

1.	Certificate Balance Changes:

The initial Certificate Balance of the Class A-4 Certificates will be increased to $200,000,000.

The initial Certificate Balance of the Class A-5 Certificates will be decreased to $392,116,000.

The changes to the Certificate Balances described above result in the following changes to the Summary of Certificates:

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approx. Initial Credit Support(2)	Approximate Initial Pass- Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Principal Window(4)
Offered Certificates
A-4	$ 200,000,000	30.000%	%	(5)	November 2026	9.25	08/25-11/26
A-5	$ 392,116,000	30.000%	%	(5)	January 2027	9.74	11/26-01/27

J.P. Morgan	Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner

Drexel Hamilton Co-Manager	Academy Securities Co-Manager

The date of this Supplement is March 15, 2017.

2.	Range of Discount Yields for the Swap-Priced Principal Balance Certificates.

The information for the Class A-4 and Class A-5 certificates in the chart entitled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” under “Credit Risk Retention—Determination of Amount of Required Credit Risk Retention—Swap-Priced Principal Balance Certificates—Discount Yield Determination” is updated as set forth below. All other information on that chart remains unchanged.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-4	2.4410%	3.4015%	4.3120%
Class A-5	2.5005%	3.4526%	4.3546%

3.	Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates.

The information for the Class A-4 and Class A-5 certificates in the chart entitled “Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates” under “Credit Risk Retention - Determination of Amount of Required Credit Risk Retention—Swap-Priced Principal Balance Certificates—Determination of Assumed Certificate Coupon” is updated as set forth below. All other information on that chart remains unchanged.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Certificate Coupon	Base Case Assumed Certificate Coupon	High Estimate of Assumed Certificate Coupon
Class A-4	2.5624%	3.5222%	4.4291%
Class A-5	2.8484%	3.8099%	4.7332%

4.	Range of Estimated Fair Values for the Certificates.

The chart entitled “Range of Estimated Fair Values for the Certificates” under “Credit Risk Retention - Determination of Amount of Required Credit Risk Retention—Calculation of Estimated Fair Value of All Certificates” is deleted in its entirety and replaced with the following:

Range of Estimated Fair Values for the Certificates

Class of Certificates	Low Estimate of Fair Value	Base Case Estimate of Fair Value	High Estimate of Fair Value
Class A-1	$32,682,967	$32,682,967	$32,683,000
Class A-2	$38,242,721	$38,242,833	$38,242,796
Class A-3	$11,633,666	$11,681,173	$11,681,219
Class A-4	$201,998,800	$201,998,600	$201,998,600
Class A-5	$401,021,346	$403,877,912	$403,876,735
Class A-SB	$58,862,211	$58,862,097	$58,862,097
Class X-A	$4,821,489	$54,978,489	$116,291,107
Class X-B	$0	$2,436,426	$10,057,187
Class A-S	$94,175,296	$96,726,830	$96,727,300
Class B	$43,447,732	$45,677,277	$45,677,100
Class C	$41,894,973	$47,020,393	$47,020,302
Class D(1)	$24,404,876	$22,302,034	$17,819,857
Class E-RR(2)	$12,093,447	$15,452,395	$18,811,858
Class F-RR	$10,720,176	$10,720,176	$10,720,176
Class G-RR	$5,356,283	$5,356,283	$5,356,283
Class NR-RR	$22,691,216	$22,691,216	$22,691,216
Total:	$1,004,047,200	$1,070,707,102	$1,138,516,832

(1)	The approximate initial Certificate Balance of the Class D Certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class D Certificate Balance is expected to fall within a range of $16,956,000 and $29,999,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

(2)	The approximate initial Certificate Balance of the Class E-RR Certificates are estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described under this “Credit Risk Retention” section. The Class E-RR Certificate Balance is expected to fall within a range of $23,478,000 and $36,521,000, with the ultimate Certificate Balance determined such that the aggregate fair value of the Yield-Priced Principal Balance Certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

The estimated range of fair value for all the Certificates is approximately $1,004,047,200 to $1,138,516,832.

5.	Decrement Tables.

The chart showing the percent of the initial Certificate Balance of the Class A-4 certificates at the respective CPYs is deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	100	100	100	100	100
March 2025	100	99	98	97	71
March 2026	71	71	71	71	71
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	9.25	9.19	9.11	9.02	8.77

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

The chart showing the percent of the initial Certificate Balance of the Class A-5 certificates at the respective CPYs is deleted in its entirety and replaced with the following:

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
March 2018	100	100	100	100	100
March 2019	100	100	100	100	100
March 2020	100	100	100	100	100
March 2021	100	100	100	100	100
March 2022	100	100	100	100	100
March 2023	100	100	100	100	100
March 2024	100	100	100	100	100
March 2025	100	100	100	100	100
March 2026	100	100	100	100	100
March 2027	0	0	0	0	0
Weighted Average Life (years)(1)	9.74	9.72	9.70	9.66	9.40

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution

Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.